UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

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                                 TVI CORPORATION

                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TVI Cororation
                               7100 Holladay Tyler Road, Suite 300 o Glenn Dale,
                          Maryland 20769 o Tel: 301-352-8800 o Fax: 301-352-8818

                                 April 17, 2003

An Open Letter to All TVI Stockholders:

         We are communicating directly with you, our most valued constituency, in order to clarify the purpose of two of the proposals to be submitted for your approval at our up-coming May 23, 2003 annual stockholders' meeting. Specifically, we are writing about Proposal #3, which would increase the total number of TVI shares available for award under our stock option plan, and Proposal #4, which would increase the total number of TVI shares authorized for issuance under our charter. Each is discussed below.

         1. Increase in Plan Shares. Your Board of Directors has already adopted, subject to your approval, an amendment to our 1998 Incentive Stock Option Plan (the "Plan") that would increase the total number of shares of TVI Common Stock reserved for issuance under the Plan from 6,000,000 to 10,000,000. Currently, awards with respect to 5,292,333 shares have already been granted under the Plan, so only 707,667 Plan shares are now available for future issuance.

         We are seeking this amendment because we strongly believe that the Plan promotes your Company's success and enhances its value, since it aligns the personal financial interests of Plan participants with those of our stockholders. Since TVI operates in a highly competitive environment for hiring and retaining qualified employees, we believe that providing a direct equity-based incentive for outstanding performance is vital to remaining competitive to acquire and motivate the people necessary to grow our expanding business. Consequently, we believe the amendment is in the best interests of your Company and its stockholders.

         Understand that approval of this amendment in no way commits your Board to issue such shares, but is intended only to provide flexibility for our growing business. In fact, we have no present plans or commitments whatsoever to issue any of the proposed additional Plan shares, so the additional shares would generally be available for awards that your Board determines are in the best interests of TVI and its stockholders. As stated above, we plan to use these shares primarily to recruit, reward, retain and motivate our employees and directors. Additionally, we could use the Plan to make awards of shares to other recipients including:

         o our distributors, resellers, licensees or other strategic partners
         o our consultants, independent contractors and other service providers
         o the employees of businesses which we may acquire in the future, if any
         o providers of other goods and services, including real estate or equipment lessors
         o        banks or other lending and financing sources

         Understand that relevant tax and securities laws place legal restrictions on the manner in which Plan awards can be made. Consequently, the Plan contains a number of limitations that restrict your Board's discretion to make awards. These limitations include:

         o an annual cap on the total amount of awards which any one recipient can receive
         o a requirement that only TVI employees can receive incentive stock options
         o a requirement that no incentive stock option be awarded with an exercise price less than our stock's fair market value on the date of grant

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         o        a requirement  that no incentive  stock option  awarded to any
                  10% stockholder be exercisable at less than 110% of our stock's fair market value on the date of grant
         o an annual cap on the amount of stock options eligible to receive incentive stock option tax treatment
         o a requirement that no non-qualified option be awarded with an exercise price less than 85% of our stock's fair market value on the date of grant

         With respect to the last restriction, note that the 85% figure merely sets a "floor" below which options can never be priced - it in no way requires us to issue options at such price. In fact, we have never awarded any Plan options with an exercise price of less than 100% of the prevailing market price and do not intend to do so in the future.

         Note that we include TVI equity awards as a part of our directors' remuneration for their service to TVI, as we believe that it is important that TVI directors are also TVI stockholders. However, all Plan awards made to directors have always been approved by the full Board immediately following their election at the stockholders meeting and have been priced with reference to our stock's prevailing market price on the grant date. For each of the past two years, such awards have consisted of both a 50,000 share option and an outright award of 50,000 shares. For example, both the 50,000 share option and the outright 50,000 share award to Board members last year were each priced at $0.275, which was the closing price of our stock on June 5, 2002, the date of our last annual stockholders' meeting. For example and assuming the same valuation approach is employed this year, if the market value of our stock at the up-coming annual meeting is $1.10, then the outright share award to each Board member at this year's meeting would be for only 12,500 shares (i.e., $13,750 worth of stock), as compared to last year's 50,000 outright grant of stock when our stock's price was $0.275 (i.e., also $13,750 worth of stock).

         As a consequence and as more fully detailed in our proxy statement, individual Board remuneration for the current year consisted of $750 for each Board meeting actually attended, an outright 50,000 share award worth $13,750 as of the grant date, and finally a 50,000 share option which, since it was priced at 100% of market value as of the grant date, had no immediate net cash value. Accordingly, the vast majority of the potential value of your Board's equity awards at the grant date was dependent upon the subsequent appreciation in the market value of TVI's stock, as is the case for shares purchased by our stockholders at large.

         In sum, your Board does not intend to make any Plan awards except on terms which it deems are in the best interests of your Company and its stockholders.

         2. Increase in Total Authorized Shares.

         Additionally, your Board has already adopted, subject to your approval, an amendment to TVI's Articles of Incorporation (the "Charter") that would increase the total number of shares of authorized TVI Common Stock from 45,000,000 to 98,800,000 shares. Currently, there are 26,999,336 shares of Common Stock outstanding and 6,000,000 shares of Common Stock reserved for issuance to directors, officers and employees under the Plan discussed above, of which a total of 5,292,333 have already been awarded.

         Approval of this amendment in no way commits your Board to issue such shares, but is instead intended to provide flexibility for our growing business. Although TVI has no present commitments to issue any of the proposed additional authorized shares of Common Stock, we are seeking the approval of these additional shares in order to provide flexibility for future issuances without further action by TVI stockholders, except as required by law or regulation. Specifically, your Board believes that the current authorization of these additional shares is desirable so that there will be sufficient shares available for future issuance without delay for purposes that your Board determines to be in the best interests of TVI and its stockholders. These purposes could include:

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         o        sales of stock to raise needed cash
         o        acquisitions of complementary businesses
         o        strategic alliances or other "partnering" transactions
         o        declarations of stock splits and stock dividends
         o        the possible adoption of a shareholders' rights plan

         In today's fast-paced business environment, many opportunities arise in which prompt action may be required which would not permit TVI to seek prior stockholder approval to authorize additional shares for a specific transaction. Consequently, your Board believes it should have the flexibility now to act promptly in the best interests of TVI and its stockholders. The terms of any future issuance of Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance. Of course, if and when issued, the proposed additional shares of Common Stock would have the same rights and privileges as the shares of our Common Stock already issued and outstanding.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR EACH OF THE ABOVE PROPOSALS. IMPORTANT INFORMATION

         On April 8, 2003 TVI Corporation filed a preliminary proxy statement with the Securities and Exchange Commission ("SEC") relating to TVI's solicitation of proxies from TVI stockholders with respect to its 2003 Annual Meeting of Stockholders. TVI will prepare and file with the SEC a definitive proxy statement relating to its solicitation of proxies. TVI SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The preliminary proxy statement is, and the definitive proxy statement (when it becomes available) will be, freely available at http://www.sec.gov. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of TVI's stockholders is available in the preliminary proxy statement filed with the SEC on Schedule 14A on April 8, 2003.

FORWARD LOOKING INFORMATION

         Certain statements contained in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "should", "expect", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include: achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; the terms of any new strategic alliance, licensing and other arrangements that we may establish and our ability to effectively manage such relationships; expected costs or charges, certain of which may be outside our control; the time and costs involved in the marketing and promotion for our products; the possible cancellation of orders for our products; potential legal "intellectual property" issues posed by our products; the hiring and retention of management and other needed personnel with requisite skills and experience; general economic and business conditions; adverse changes in governmental regulations; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in our Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. We assume no obligation to update any such forward-looking statements.